FOR IMMEDIATE RELEASE

GREENLIGHT CAPITAL RE, LTD.
ANNOUNCES NEW DIRECTOR APPOINTMENTS
GRAND CAYMAN, Cayman Islands – September 1, 2026 – Greenlight Capital Re, Ltd. (Nasdaq: GLRE) (“Greenlight Re” or the “Company”) announced, effective today, that John Welch has been appointed as an independent director of the board of directors of the Company (the “Board”). The addition of Mr. Welch follows the addition of Ariel Warszawski, who was recently elected to the Board by shareholders at the Company’s Annual General Meeting held on July 28, 2026.
David Einhorn, Chairman of the Board, stated, “We are honored to welcome John and Ariel to the Board. John brings broad and deep financial industry and actuarial expertise, as well as extensive management experience gained over more than 30 years in executive roles across global insurance and reinsurance organizations. Ariel brings significant U.S. and global business experience from strategic advisory, entrepreneurial, and direct investment perspectives. Together, John and Ariel will further strengthen the Board’s ability to effectively oversee and assist management in building upon the Company’s continued success.”
Mr. Welch served as Group Chief Underwriting Officer of Aspen Insurance Holdings Limited (“Aspen”) from July 2025 to February 2026, where he was responsible for overseeing, developing and executing Aspen’s underwriting strategy across the group. Aspen was acquired by Sompo Holdings, Inc. in February 2026, and following the acquisition, Mr. Welch served as a reinsurance executive at Sompo until August 2026. From June 2023 to July 2025, Mr. Welch served as Aspen’s Chief Underwriting Officer, Reinsurance. Prior to joining Aspen, Mr. Welch held various positions with AXA XL Reinsurance, XL Catlin, and XL Reinsurance America. Mr. Welch is a Fellow of the Casualty Actuarial Society and holds a Bachelor of Science degree in Mathematics from Fairfield University.
Mr. Warszawski is the co-founder and co-CEO of Firefly Minerals, LLC, a company that specializes in the direct and indirect acquisition of royalty-producing natural gas mineral rights in Appalachia, a role he has held since 2026. He is also the co-founder and co-portfolio manager of Firefly RE Management Company, which he co-founded in 2020 and which manages the Firefly Minerals Special Purpose Vehicle. Previously, Mr. Warszawski was co-founder and co-portfolio manager of Firefly Value Partners, a long/short value hedge fund that formed in 2006 and completed its wind-down in 2025. He holds a Bachelor of Science degree in Materials Science and Engineering from the Massachusetts Institute of Technology.
About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.com) provides multiline property and casualty insurance and reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland, and its Lloyd’s platform, Greenlight Innovation Syndicate 3456. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. The

Company’s innovations unit, Greenlight Re Innovations, supports technology innovators in the (re)insurance space by providing investment capital, risk capacity, and access to a broad insurance network.

Investor Relations Contact
Jeremy Hellman
Vice President, The Equity Group Inc.
(212) 836-9626
IR@greenlightre.ky